Investor Contact: Kathy Guinnessey           Media Contact: Wendi Kopsick
                  Vice President, Finance                   Jim Fingeroth
                  Footstar, Inc.                            Kekst and Company
                  (845) 727-6675                            (212) 521-4800



                              FOR IMMEDIATE RELEASE


            FOOTSTAR, INC. SUPPORTS KMART ACTIONS TO IMPROVE BUSINESS

            --Meldisco's Comparable Store Sales in Kmart Currently Up
                    More Than 15% for January Sales Period--

WEST NYACK, NY, January 22, 2002 - Footstar, Inc. (NYSE: FTS) today announced its support for Kmart Corporation and the actions Kmart is taking to strengthen its business.

"We greatly value our long-standing relationship with Kmart and strongly support actions that will strengthen Kmart's position and its turnaround," said Mickey Robinson, Footstar's Chairman and Chief Executive Officer. "Our Meldisco licensed footwear division has operated in Kmart stores since the 1960s. Our relationship with Kmart continues to be very profitable for our Company, and we make money in virtually every licensed footwear department we operate inside of Kmart. Until more detailed information is available about Kmart's future plans, it is premature to predict or evaluate what the impact on us may be and we will continue to monitor this situation closely. Clearly, a healthier more competitive Kmart should benefit Footstar over the long term by driving more consumers to our footwear departments and enabling us to continue to grow our business. We look forward to continuing our relationship with Kmart well into the future."

The Company also announced that Meldisco's sales in Kmart stores for the year-to-date period are currently running ahead of plan. With five days remaining in the January sales period, Meldisco's comparable store sales in Kmart stores are currently up more than 15%. These results have benefited from increased sales of basics and seasonal merchandise, including winter boots.
Footstar plans to announce its January sales results, for the four-week period ended January 27, 2002, on January 31, 2002.

Footstar's Meldisco division currently operates 6,800 licensed footwear departments across 13 retail chains in the U.S. Kmart represents approximately 2,100 of these departments. Under its agreement, Meldisco manages the footwear department in each Kmart store, providing a full range of men's, women's and children's footwear under a variety of brand names. Meldisco associates staff departments. Meldisco owns and manages the inventory, and Kmart collects the proceeds of sales on Meldisco's behalf and remits them to Meldisco on a weekly basis.

In addition to Kmart, Footstar has been taking steps to expand its licensed footwear business by leveraging its expertise as the largest licensed footwear operator in the U.S. Earlier this month, Footstar announced agreements with Federated Department Stores and Gordmans to operate licensed footwear departments in their stores. In addition, in July 2001, the Company expanded its licensed business in Rite Aid stores, and, in February 2001, it acquired the footwear assets and licensed agreements of J. Baker, Inc.

Footstar, Inc. is a leading footwear retailer. The Company offers a broad assortment of branded athletic footwear and apparel through its two athletic concepts, Footaction and Just For Feet and their websites, www.footaction.com and www.justforfeet.com, and discount and family footwear through licensed footwear departments operated by Meldisco including approximately 2100 in Kmart stores (substantially all of which are owned 51% by Footstar and 49% by Kmart). As of December 29, 2001, the Company operated 523 Footaction stores in 42 states, Puerto Rico, and the U.S. Virgin Islands, 88 Just For Feet superstores located predominantly in the Southern half of the country and 6,765 Meldisco licensed footwear departments across the country. During the nine month period ended September 29, 2001, sales generated in Kmart represented $877.4 million of Footstar's total sales of $1.8 billion and approximately 83% of the Company's pre-restructuring operating profits during the nine month period.

                                      # # #


FORWARD-LOOKING STATEMENT: The foregoing discussion contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and is based on current expectations, assumptions, estimates and projections. The forward-looking statements are made a number of times and may be identified by such forward-looking terminology as "look forward," "will," and similar statements or variations of such terms. The retail footwear and apparel business is highly competitive and such forward-looking statements involve significant material known and unknown risks and uncertainties which may cause actual results to differ materially from such forward-looking statements, including the possible substantial impact on the Company's business of the bankruptcy proceeding commenced by Kmart Corporation (at which the Company currently has approximately 2,100 licensed footwear departments) and potential adverse developments in such proceeding including: failing to successfully reorganize the chain; any significant store closings effected by Kmart as part of such proceeding to the extent such closings have a material impact on our business; and the impact of any other plans or activities effected by Kmart in such proceeding. Certain other risks and uncertainties include, but are not limited to: integration of new businesses, the continued independence and financial health of the Company's other significant licensors and customers; consumer demand for footwear; unseasonable weather; consumer acceptance of the Company's merchandise mix; retail locations; product availability; the effect of competitive products and pricing; and existing retail economic conditions including the impact on consumer spending and consumer confidence from a slowing economy and the impact of a highly promotional retail environment. These and other important factors that may cause actual results to differ materially from such forward-looking statements are also included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in other periodic reports filed by the Company with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved or that current trends are an indication of future results. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.